SUPPLEMENT NO. 4
TO GUARANTEE (ABL)

SUPPLEMENT NO. 4 dated as of August 30, 2010, to the GUARANTEE (the “Guarantee”) dated as of September 11, 2007, among DC Financial, LLC (the “Gua- rantor”), and Wells Fargo Retail Finance, LLC as successor in interest to The CIT Group/Business Credit Inc., as Collateral Agent for the Lenders from time to time parties to the Credit Agreement referred to below.

A.

Reference is made to that certain ABL Credit Agreement, dated as of July 6, 2007 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among Dollar General Corporation, a Tennessee corporation (the “Parent Borrower”), each of the Subsidiaries of the Parent Borrower party thereto (each such subsidiary, a “Subsidiary Borrower”; together with the Parent Borrower, the “Borrowers”), the lenders or other financial institutions or entities from time to time party thereto (the “Lenders”), Goldman Sachs Credit Partners L.P., as Syndication Agent, Lehman Brothers Inc. and Wachovia Capital Markets, LLC, as Documentation Agents, and Wells Fargo Retail Finance, LLC as successor in interest to The CIT Group/Business Credit Inc., as Adminis- trative Agent and Collateral Agent.

B.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee.

C.

The Guarantor has entered into the Guarantee in order to induce the Ad- ministrative Agent, the Collateral Agent, the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders to make their respective Loans and the Letter of Credit Issuer to issue Letters of Credit to the Borrowers under the Credit Agreement and to in- duce one or more Hedge Banks or Cash Management Banks to enter into Secured Hedge Agreements or Secured Cash Management Agreement with the Parent Borrower and/or its Re- stricted Subsidiaries.

D.

Section 9.11 of the Credit Agreement and Section 19 of the Guarantee provide that additional Subsidiaries may become Guarantors under the Guarantee by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary (“New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee in order to induce the Lenders to make additional Loans, the Letter of Credit Issuer to issue Letters of Credit, to induce one or more Hedge Banks to enter into Secured Hedge Agreements and as consideration for Loans pre- viously made.

Accordingly, the Collateral Agent and New Guarantor agrees as follows:

SECTION 1.  In accordance with Section 19 of the Guarantee, New Guarantor by its signature below becomes a Guarantor under the Guarantee with the same force and effect as if originally named therein as a Guarantor, and New Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof (except where such representations and warranties ex- pressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date). Each reference to a Guarantor in the Guarantee shall be deemed to include New Guarantor.  The Guarantee is hereby incorporated herein by reference.

SECTION 2.  New Guarantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.  This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other elec- tronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Supplement signed by all the parties shall be lodged with the Parent Borrower and the Collateral Agent.  This Supplement shall become effec- tive as to New Guarantor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Guarantor and the Colla- teral Agent.

SECTION 4.  Except as expressly supplemented hereby, the Guarantee shall re- main in full force and effect.

SECTION 5.  THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.  Any provision of this Supplement that is prohibited or unenforcea- ble in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibit- tion or unenforceability without invalidating the remaining provisions hereof and of the Guaran- tee, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid pro- visions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement.  All communications and notices he- reunder to New Guarantor shall be given to it in care of the Parent Borrower at the Parent Bor- rower’s address set forth in Section 13.2 of the Credit Agreement.

IN WITNESS WHEREOF, New Guarantor and the Collateral Agent have duly executed this Supplement to the Guarantee as of the day and year first above written.

RETAIL PROPERTY INVESTMENTS, LLC

By:	Dollar General Corporation, Sole Member

	By:	/s/ Wade Smith
Wade Smith

WELLS FARGO RETAIL FINANCE, LLC, as
Collateral Agent

By:	/s/ Jason B. Searle
	Name:	Jason B. Searle
	Title:	Director